Exhibit 10.5

SECOND WAIVER AND FORBEARANCE AGREEMENT

This SECOND WAIVER AND FORBEARANCE AGREEMENT (this “Agreement”) is given and entered into as of September 28, 2023, by and between Tingo Group, Inc. (f/k/a MICT, Inc.), a Delaware corporation, (the “Company”), and Agri-Fintech Holdings, Inc. (f/k/a Tingo Inc.), a Nevada corporation (the “Holder”), as applicable. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on November 30, 2022 (the “Series B Certificate of Designations”).

RECITALS

A. On December 1, 2022 (the “Issuance Date”), the Company issued 33,687.21 shares of Series B convertible preferred stock (the “Series B Convertible Preferred Stock”) pursuant to the Series B Certificate of Designations to the Holder as the sole holder of the Company’s Series B Convertible Preferred Stock.

B. Section 7(b) of the Series B Certificate of Designation originally provided that, in the event that the Company does not receive by June 30, 2023 (“Conversion Deadline”) the Stockholder Approval, then the Holder, at its sole option, shall have the right, but not the obligation, to reduce the Stated Value per share of Series B Preferred Stock in exchange for membership interests (such right, the “Redemption Right”).

C. On July 5, 2023, the Holder extended the Conversion Deadline to September 30, 2023.

D. As of the date hereof, the Company has not yet received the Stockholder Approval under the Series B Certificate of Designations with respect to the conversion of the Series B Convertible Preferred Stock.

E. The parties hereto desire to further extend the Conversion Deadline as more particularly set forth herein.

F. Section 10(d) of the Series B Certificate of Designations provides that any waiver of any provision of the Series B Certificate of Designations by the Company or a Holder must be in writing (the “Waiver Provision”).

G. The Company has requested that during the Forbearance Period (as hereinafter defined), the Holder waive, and forbear from exercising, any rights it may have under the Series B Certificate of Designations following the occurrence of a Trigger Event, including the Redemption Right.

H. Subject to the terms and conditions set forth herein, and without prejudice to anything contained in Section 1(c) below, the Holder has agreed to waive, and forbear from exercising, any rights it may have under the Series B Certificate of Designations following the occurrence of a Trigger Event, including the Redemption Right, for a limited period of time in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Forbearance and Waiver.

(a)	Subject to the terms and conditions contained herein, effective as of the date hereof, to the fullest extent permitted by the Series B Certificate of Designations and applicable law, the Holder agrees that until the expiration or termination of the Forbearance Period (as hereinafter defined), it will forbear from taking any action, the right to which arose from or following the occurrence of a Trigger Event, including, without limitation, any exercise of any rights under Section 7(b) of the Series B Certificate of Designations or the Redemption Right. The Holder further agrees that until the expiration or termination of the Forbearance Period the Holder and its affiliates, agents, and representatives shall refrain from asserting any claim, commencing any suit, or alleging a breach of any fiduciary duty arising from, related to, in furtherance of, or in connection with, the occurrence of a Trigger Event. The Holder further acknowledges that upon the satisfaction of the Stockholder Approval as set forth in Section 7(b)(i) of the Series B Certificate of Designations, the Holder shall be precluded from exercising the Redemption Right and no Trigger Event shall be deemed to have occurred.

(b)	As consideration for the agreements of the Company and the Holder set forth in this Agreement, on the date hereof, the Company shall make a payment of $1,000 to the Holder as consideration for entering into this Agreement, and each of the parties hereby acknowledges the benefits accruing to such party as a result of the waiver, forbearance, and arrangements contemplated by this Agreement.

(c)	As used herein, the term “Forbearance Period” shall mean the period beginning on the date hereof and ending at 11:59 p.m. New York City time on December 31, 2023.

(d)	Until the expiration of the Forbearance Period, to the fullest extent permitted by the Waiver Provision, the Series B Certificate of Designations, and applicable law, the Holder hereby irrevocably waives any and all rights it has under the Series B Certificate of Designations to exercise any rights it may have under the Series B Certificate of Designations following the occurrence of a Trigger Event, including without limitation under Section 7(b) of the Series B Certificate of Designations and the Redemption Right.

SECTION 2. Series B Certificate of Designations.

(a)	Except as expressly waived, modified, and provided hereby, all terms, conditions and covenants contained in the Series B Certificate of Designations, and all rights of the Holder and all of the obligations of the Company, shall remain in full force and effect.

(b)	Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to defer any right or remedies under the Series B Certificate of Designations, (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Series B Certificate of Designations, or (iii) amend, modify or operate as a waiver of any provision of the Series B Certificate of Designations or any right, power or remedy of the Holder. Except as expressly set forth herein, the Holder reserves all of its respective rights, powers, and remedies under the Series B Certificate of Designations and applicable law.

(c)	From and after the date hereof, the term “Certificate of Designation” in the Series B Certificate of Designations shall include, without limitation, this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(d)	This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Series B Certificate of Designations or any obligations arising thereunder.

SECTION 3. Holder’s Representations and Warranties.

The Holder hereby represents to the Company as follows:

(a)	(1) as of the date hereof, the Holder represents that it is the sole and exclusive owner of all shares of Series B Convertible Preferred Stock and has not transferred, assigned, pledged or otherwise disposed of any shares of its shares of Series B Convertible Preferred Stock since the Issuance Date, and (2) hereby covenants that it will not transfer, assign, pledge or otherwise dispose of any shares of its Series B Convertible Preferred Stock during the Forbearance Period;

(b)	this Agreement is legal, valid and binding obligations of the Holder and is enforceable against the Holder in accordance with the terms hereof;

(c)	the Holder has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and this Agreement has been duly executed and delivered by the Holder;

(d)	the Holder’s execution, delivery and performance of this Agreement shall not and will not (1) violate any law, rule, regulation or court order to which the Holder is subject, or (2) conflict with or result in a breach of the Holder’s organizational documents or any agreement or instrument to which each the Holder is a party or by which it or its properties are bound; and

(e)	the Recitals set forth in this Agreement are truthful and accurate and are operative parts of this Agreement.

SECTION 4. Construction.

The Company and the Holder have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 5. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

SECTION 6. Governing Law.

This Agreement, the Series B Certificate of Designations, and all claims, causes of action, actions, suits, and proceedings (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the Series B Certificate of Designations, or the negotiation, execution or performance of this Agreement the Series B Certificate of Designations (including any claim, cause of action, action, suit, or proceeding based upon, arising out of, or related to any transaction contemplated by this Agreement the Series B Certificate of Designations, any representation or warranty made in or in connection with this Agreement the Series B Certificate of Designations, or as an inducement to enter into this Agreement the Series B Certificate of Designations) (a “Dispute”), shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The Company and the Holder each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware (the “Delaware Courts”) for the adjudication of any Dispute, and hereby irrevocably waives, and agrees not to assert in any Dispute, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such Dispute. The Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such Dispute by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Series B Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and the Holder each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any Dispute. If the Company or the Holder shall commence a Dispute, then the prevailing party in such Dispute shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Dispute.

SECTION 7. Severability.

The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

SECTION 8. Final Agreement.

This Agreement, the Series B Certificate of Designations, and the other written agreements, instruments, and documents given and entered into in connection therewith set forth in full the terms of agreement by and between the parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, and understandings by and between the parties with respect thereto. The Holder’s exercise or failure to exercise any rights or remedies in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. No course of dealing between the Holder, on one hand, and the Company, on the other hand, is established by virtue of the Company’s non-compliance therewith. The Company understands that the Holder’s failure to insist on strict performance as of such date shall not be interposed as a defense to the Holder’s exercise of its legal rights, nor shall it constitute a waiver of any thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

TINGO GROUP, INC.

By:	/s/ Kenneth Denos
Name:	Kenneth Denos
Title:	Interim Co-CEO

HOLDER:

AGRI-FINTECH HOLDINGS, INC.

By:	/s/ Dozy Mmobuosi
Name:	Dozy Mmobuosi
Title:	CEO

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